Exhibit 99.1

Highpower International Announces New Independent Director

SAN DIEGO, CALIFORNIA and SHENZHEN, China, October 18, 2017 /PRNewswire/ -- Highpower International, Inc. (NASDAQ: HPJ) ("Highpower" or the "Company"), a developer, manufacturer, and marketer of lithium ion and nickel-metal hydride (Ni-MH) rechargeable batteries, battery management systems, and a provider of battery recycling, today announced that independent director Xinhai Li has stepped down to focus on his roles as professor of new energy materials and devices at the Central South University’s School of Metallurgy and Environment, Chairman of Jiangxi H-zone Lithium Technology Co. Ltd. and Chairman of Jiangxi Xuli Mining Co. Ltd. Mr. Jie Wang will replace Mr. Li.

Mr. Jie Wang, Ph.D., is based out of Stanford University in California, where he currently serves as the university’s executive director of the Stanford Center for Sustainable Development and Global Competitiveness, director of the Sustainable Development and Environmental Informatics Group, and consulting professor for the Department of Civil and Environmental Engineering. He previously served as Stanford University’s executive director of the Stanford-China Executive Leadership Program. His former industry roles include senior system architect for Collation, Inc., which was acquired by IBM, and senior architect for Loudcloud, Inc., which was acquired by Hewlett-Packard. Mr. Wang has received a B.S. in Naval Architecture and Ocean Engineering from Shanghai Jiao Tong University in Shanghai, China; a M.S. in Meteorology and Physical Oceanography from the University of Miami in Florida; a M.S. in Civil and Environmental Engineering from Stanford University in California; and a Ph.D. in Civil and Environmental Engineering from Stanford University in California.

Mr. George Pan, Chairman and CEO of Highpower International, commented, “On behalf of the Board of Directors, we would like to thank Mr. Xinhai Li for his years of service to Highpower and wish him the best in his future endeavors. We also welcome Mr. Jie Wang to his new role as independent director. Mr. Wang’s research in the development of intelligent infrastructure, smart manufacturing, and strategy and implementation of smart cities will provide Highpower with valuable insight as we expand to take advantage of opportunities to apply our niche expertise within the IoT industry. We look forward to receiving his guidance as we continue to grow and optimize value for our shareholders.”

Mr. Xinhai Li commented “Since I joined Highpower as an independent director in 2008, I have witnessed the rapid growth of the company’s sales and profit under the management team’s capable leadership, which shows great promise for the future of the company. I have faith in Highpower’s ability to continue its fast and sustainable growth and look forward to following its milestones in the future”

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications including wearables, energy storage systems, consumer electronics, medical equipment, lighting and electric buses. Highpower's target customers are Fortune 500 companies and top 20 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements, including, without limitation, fluctuations in the cost of raw materials; our dependence on, or inability to attract additional, major customers for a significant portion of our net sales; our ability to increase manufacturing capabilities to satisfy orders from new customers; our ability to maintain increased margins; our dependence on the growth in demand for smart wearable devices and energy storage systems, and other digital products and the success of manufacturers of the end applications that use our battery products; our responsiveness to competitive market conditions; our ability to successfully manufacture our products in the time frame and amounts expected; the market acceptance of our battery solutions, including our lithium ion batteries; and our ability to continue R&D development to keep up with technological changes. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

CONTACT:

Highpower International, Inc.

Sunny Pan

Chief Financial Officer

Tel: +86-755-8968-6521

Email: ir@highpowertech.com

Yuanmei Ma

Investor Relations Manager

Tel: +1-909-214-2482

Email: ir@highpowertech.com

ICR, Inc.

Rose Zu

Tel: +1-646-931-0303

Email: ir@highpowertech.com